Exhibit No. 99.2

                                    AGREEMENT

      This 29th day of May, 2001, between General Bearing Corporation ("GBC") 44 High Street, West Nyack, New York and Gussack Realty Company ("GRC") 44 High Street, West Nyack, New York.

Background:

      GBC and GRC were joint plaintiffs and counterclaim defendants in an action against Xerox for contamination to property owned by GRC, at which GBC was a tenant. The Court awarded plaintiffs approximately $1.95 Mil. (the "Award"), for negligent damage to the GRC property which GBC no longer occupies and in which GBC has no interest.

      The attorneys fees and other litigation costs of the action totaling $2,572,623 ("Costs") and paid by GRC, were incurred on behalf of both GBC and GRC. In addition to the award for property damage, the Court imposed sanctions on Xerox of approximately $28,000, due to its conduct in the litigation, which was awarded to GBC and GRC (the "Sanction").

      GBC and GRC desire to resolve the disposition of the Award and division of the Costs as set forth below.

      Now therefore, based on consideration of $10.00, the mutual undertakings set forth herein and other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:

      1.    GBC waives all claims in and to the Award and any portion thereof.

      2.    The Costs shall be shared, 70% by GRC and 30% by GBC.

      3. GBC shall reimburse GRC $763,387, representing 30% of the net Costs after deduction of the Sanction, over a four year period, with interest @ 8.4% per annum, in the form of additional rent of $18,780.17 per month, commencing June 1, 2001.

      4. GRC waives and releases GBC from any further claim for indemnity of the Costs

IN WITNESS WHEREOF of the parties have signed this agreement on the date above first written.

GENERAL BEARING CORPORATION                 GUSSACK REALTY COMPANY


By: /s/ David Gussack                       By: /s/ Seymour Gussack
    ---------------------------------           -----------------------------
        David L. Gussack, President             Seymour Gussack, General Partner